UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

ADT INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PROXY STATEMENT SUPPLEMENT

ADT Inc.

1501 Yamato Road

Boca Raton, FL 33431

To Stockholders of ADT Inc.:

We are providing additional information to supplement the Proxy Statement (the “Proxy Statement”) that was mailed to you on August 9, 2018, in connection with the 2018 Annual Meeting of Stockholders of ADT Inc. (the “Company”) to be held on September 21, 2018.

Following the mailing of the Proxy Statement, we announced on September 4, 2018, that, effective November 30, 2018, Timothy J. Whall, the Company’s Chief Executive Officer, will retire from employment and his position as Chief Executive Officer of the Company, will resign from all officer and employee positions that he holds with the Company’s subsidiaries and affiliates (collectively with the Company, the “Company Group”), and will resign from all director positions of the Company Group, other than his membership on the Company’s Board of Directors (the “Board”).

In connection with Mr. Whall’s retirement, James D. DeVries, age 55, who has served as the Company’s President since September 2017, will be appointed by the Board to serve as the Company’s Chief Executive Officer, effective December 1, 2018. In connection with Mr. DeVries’s appointment, the size of the Board will be increased by 1 member, and Mr. DeVries will be appointed to the Board as a Class I director of the Board. As an employee of the Company, Mr. DeVries will not receive a retainer or any other fees for service on the Board.

Retirement Agreement with Mr. Whall

In connection with the transition, Mr. Whall executed a retirement agreement on September 4, 2018 with the Company and certain of its affiliates, pursuant to which, among other things, the Company will engage Mr. Whall on behalf of the Company Group as a consultant in addition to serving as a Board member for a period ending on the date of the regular annual stockholders meeting of the Company to occur in 2020, providing senior-level advisory services on a limited basis as reasonably requested by the Board and/or senior management from time to time.

Second Amended & Restated Employment Agreement with Mr. DeVries

In connection with Mr. DeVries’s appointment as Chief Executive Officer, ADT LLC, a subsidiary of the Company, and Mr. DeVries have entered into a Second Amended & Restated Employment Agreement on September 4, 2018, pursuant to which, among other things, effective as of December 1, 2018 (or the day immediately following such earlier date on which Mr. Whall ceases to be the Chief Executive Officer of the Company), Mr. DeVries’s annual base salary will be increased to $1,000,000, and he will become eligible for a target annual bonus equal to 125% of his annual base salary. In addition, subject to the terms and conditions therein, Mr. DeVries was granted options to purchase certain shares of the Company’s common stock, and Mr. DeVries will be eligible to participate in the Company’s long-term incentive plan as generally made available to other senior executives of the Company.

There are no changes to the proposals to be acted upon at the annual meeting, which are described in the Proxy Statement, or the proxy card you previously received. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. If you have already submitted your proxy card and wish to change your vote based on any of the information contained in this supplement, you may change your vote or revoke your proxy at any time before it is voted at the annual meeting by following the instructions in the Proxy Statement.

We look forward to your attendance in person or by proxy at our September 21, 2018 Annual Meeting.

By order of the Board,

/s/ P. Gray Finney

P. Gray Finney

Secretary and Chief Legal Officer